Exhibit 99.1

For More Information Contact:

Robert D. Sznewajs

President & CEO

(503) 598-3243

Anders Giltvedt

Executive Vice President & CFO

(503) 598-3250

WEST COAST BANCORP REPORTS FOURTH QUARTER PROVISION CHARGE
-	THE COMPANY'S EARNINGS WILL BE IN THE $16.4 MILLION TO $17.0 MILLION RANGE FOR 2007
-	PROFITABILITY PROJECTED TO IMPROVE SIGNIFICANTLY IN 2008

Lake Oswego, OR – January 8, 2008 – West Coast Bancorp (the “Company”) announced that it will record a fourth quarter 2007 provision for credit losses of $30.0 million (pre-tax), of which $27.8 million will be associated with expected losses within the Company’s two-step residential construction loan portfolio. After taking into account the provision for credit losses, the Company expects a loss per diluted share for fourth quarter 2007 in the range of ($.46) to ($.50) and earnings per diluted share for full year 2007 in the range of $1.02 to $1.06. The provision associated with the two-step portfolio represents approximately $1.10 per diluted share in the fourth quarter of 2007. West Coast Bank’s (the "Bank’s") total capital ratio will be approximately 10.50% at December 31, 2007, or well capitalized according to regulatory guidelines, compared to 10.23% at year end 2006 and 10.57% at September 30, 2007.

At December 31, 2007, outstanding loan balances in the two-step loan portfolio were $263 million and unused commitments for the portfolio totaled $79 million, compared to $275 million and $123 million, respectively, at September 30, 2007. The allowance for credit losses associated with the two-step portfolio was $5.2 million at September 30, 2007. Given $1.9 million in net charge-offs in the two-step portfolio during the fourth quarter and the provision for credit losses noted above, the allowance for credit losses in the two-step portfolio will be $31.1 million at year end 2007. The Company will record actual future charge-offs in the two-step portfolio against the allowance for credit losses associated with the

WEST COAST BANCORP REPORTS FOURTH QUARTER PROVISION CHARGE

portfolio. Nonperforming assets associated with the two-step portfolio were $23.8 million at December 31, 2007.

“The fourth quarter provision for credit losses associated with our two-step portfolio reflects expected losses in the portfolio associated with dramatic slowing of the residential real estate market in our market areas and the significant tightening in underwriting standards for, and resulting decreased availability of, permanent take-out financing. Taken together, these factors have led to a rapid increase in delinquencies and non-performing assets within the two-step loan portfolio since August 2007,” Robert D. Sznewajs, President & Chief Executive Officer said. “While the Company took steps to strengthen the underwriting of two-step residential construction loans in the second and third quarters of 2007, the original underwriting criteria did not sufficiently anticipate the sudden and dramatic shift in market conditions. While results for the quarter are disappointing, we do not believe the fourth quarter two-step provision for credit losses is indicative of any broader credit concerns within the remainder of our loan portfolio. The Company’s balance sheet is strong, our bank remains well capitalized under regulatory guidelines, and we expect to achieve solid net income growth in 2008 over 2007.”

The Company's total allowance for credit losses will be $54.9 million at December 31, 2007, following net charge-offs of $3.6 million in the fourth quarter and after taking into account the planned provision for credit losses of $30.0 million. Total nonperforming assets for the Company were $29.7 million at year end 2007.

The fourth quarter provision for credit losses in the two-step portfolio reflects the Company’s current assessment of the anticipated losses within the portfolio. The Company expects the fourth quarter provision for credit losses and the resulting year end allowance for credit losses to be adequate to cover

WEST COAST BANCORP REPORTS FOURTH QUARTER PROVISION CHARGE

the anticipated losses in this portfolio based on information currently available to it. However, given the current volatility in the permanent residential mortgage market and uncertainty regarding residential real estate values within our markets, there can be no assurance that the reserve will be sufficient.

The two-step residential construction loan program was discontinued on October 19, 2007. Under the two-step program, the Bank made loans to individual borrowers wishing to finance construction of residential properties. The program was referred to as the "two-step" program because each project involved a two-step financing process -- initial construction financing that was provided by the Bank and secondary, or "take-out," financing typically provided by third parties. The program began in the first quarter of 2002, but activity in the program did not accelerate significantly until early 2005. Since the third quarter of 2007 management actions regarding the two-step program have focused on the following key areas:

•	Increasing customer contact prior to loan maturity to encourage early action to secure permanent financing or identify alternatives;
•	Identifying higher risk segments within the portfolio and developing risk mitigation strategies;
•	Adding resources to assist with collection efforts and the management and sale of Other Real Estate Owned, or OREO, property; and
•	Developing additional non-standard, permanent mortgage products for two-step program borrowers who qualify; at year end approximately 15 borrowers had used these products.

The Company’s objective is to transition two-step program borrowers into permanent mortgages with the Bank or a third party and to proactively manage each problem loan to minimize loss exposure while supporting borrowers in their efforts to retain their properties.

WEST COAST BANCORP REPORTS FOURTH QUARTER PROVISION CHARGE

The Company has scheduled its regular earnings conference call on Wednesday, January 16th, 2008, at 8:30 a.m. PST. In addition to discussing the results for the fourth quarter 2007 and providing management's current expectations for 2008 during the call, the Company will review and respond to questions regarding the two-step loan portfolio.

West Coast Bancorp, one of Oregon Business Magazine’s 100 Best Companies to Work For, is a Northwest bank holding company with $2.6 billion in assets, operating 63 offices in Oregon and Washington. The company combines the sophisticated products and expertise of larger banks with the local decision making, market knowledge and customer service of a community bank. For more information, visit the Company web site at www.wcb.com.

Forward Looking Statements:

Statements in this release regarding future events, performance, or results are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA") and are made pursuant to the safe harbors of the PSLRA. Examples of forward-looking statements in this release include projections of the Company's earnings or losses and future trends with respect to the Company's provision for credit losses and non-performing assets. Actual results could be quite different from those expressed or implied by the forward-looking statements. Forward-looking statements speak only as of the date they are made, and the Company does not undertake any obligation to update them to reflect changes that occur after that date. Do not unduly rely on forward-looking statements. A number of factors could cause results to differ significantly from the Company's current expectations, including, among others, a downturn in the economy, a specific industry sector, or the real estate market in the Company's market areas, a rapid change in interest rates, decreases in the value of real estate that serves as collateral for many loans, an inability of borrowers in the two-step program to find

WEST COAST BANCORP REPORTS FOURTH QUARTER PROVISION CHARGE

permanent financing or sell their homes, and other factors identified in the Company's Annual Report on Form 10-K for the year ended December 31, 2006, including under the heading "Forward Looking Statement Disclosure" and in Item IA. Risk Factors, as updated in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2007.